Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of (1) our report dated July 30, 2024 (December 3, 2024 as to the effects of retrospective adjustments for a reclassification of segment information as described in notes 1, 8, 9, 13, and 19) relating to the financial statements of Microsoft Corporation (the “Company”), appearing in the Current Report on Form 8-K of the Company filed on December 3, 2024, (2) our report dated July 30, 2024 on the effectiveness of the Company’s internal control over financial reporting as of July 30, 2024, appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2024, and (3) to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington

December 12, 2024